EX. 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact: Harry J. White, Jr.
Chief Financial Officer
(214) 631-1166

SILVERLEAF RESORTS, INC. REPORTS RESULTS FOR
THE 2005 THIRD QUARTER

DALLAS, TEXAS. (November 1, 2005) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced its financial results for the third quarter and nine months ended September 30, 2005.

Third Quarter 2005 Highlights:

▪	Total revenue increased 30% to $62.3 million
▪	Vacation interval sales increased 14% to $41.8 million
▪	Net income increased 219% to $12.9 million

Net income for the third quarter increased to $12.9 million, or $0.33 per diluted share, compared to net income of $4.0 million, or $0.10 per diluted share, during the third quarter of 2004. Total revenue for the period increased to $62.3 million compared to $47.8 million during the same period in 2004. Revenue for 2005 third quarter includes a gain on sale of notes receivable of $5.8 million, which was previously disclosed on July 28, 2005, and gain on sale of land of $3.6 million. Net of tax, these items and a $.9 million gain on sale of utility assets contributed $7.2 million to the net income during the third quarter, or $0.18 per diluted share. Excluding these gains, the Company’s revenue for the third quarter increased 10.7% over the quarter ended September 30, 2004 while net income and EPS increased 40.7% and 50%, respectively.

Vacation interval sales increased 14% to $41.8 million during the third quarter of 2005 compared to $36.7 million during the third quarter of 2004. The increase in sales in the quarter ended September 30, 2005 compared to 2004 is due primarily to an increase in sales to existing owners, which contributed to a reduction in sales and marketing expense from 49.5% of sales in the third quarter of 2004 to 46.3% in 2005, as marketing expenses are lower for these sales. In addition, the provision for uncollectible notes was 15% of vacation interval sales for the third quarter of 2005, down from 20% in 2004, as a result of better performance of notes originated since the company began focusing on selling to customers with better credit characteristics.

“These results clearly reflect that we are successfully executing our two-pronged business strategy - 1) using our internally developed best customer model to identify qualified new buyers and 2) continuing to penetrate our existing owner base through sales of additional products,” commented Robert E. Mead, chairman and CEO.  “This has resulted in the reduction of our sales and marketing expense ratio and an increase in net income and EPS.  Our current plan includes building out our existing properties, strategically adding new resorts in select high-growth markets, and creating vacation showrooms in selected metropolitan markets within driving distance of our resorts.  As a result, we believe that we will be able to maintain vacation interval sales growth. During the quarter we also completed our first securitization transaction, which we believe has afforded us greater future access to the capital markets.”

For the nine months ended September 30, 2005, net income was $19.6 million, or $0.50 per diluted share, compared to net income of $9.4 million during the first nine months of 2004 or $0.24 per diluted share in the first nine months of 2004. Total revenue for the period was $153.7 million, as compared to $138.4 million during the first nine months of 2004. Vacation interval sales were $109.3 million for the nine month period ended September 30, 2005, a $3.4 million increase from vacation interval sales in the same period of 2004.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Vacation Interval sales	$41,833	$36,738	$109,304	$105,869
Sampler sales	617	571	1,759	1,485
Total sales	42,450	37,309	111,063	107,354

Interest income	9,067	9,354	28,937	27,575
Management fee income	450	300	1,351	900
Gain on sales of notes receivable	5,789	—	6,457	580
Other income	4,549	808	5,931	2,011
Total revenues	62,305	47,771	153,739	138,420

Costs and Operating Expenses:
Cost of Vacation Interval sales	6,772	6,166	17,507	19,485
Sales and marketing	19,648	18,477	54,985	53,643
Provision for uncollectible notes	6,275	7,348	18,083	21,180
Operating, general and administrative	7,344	6,549	21,177	19,386
Depreciation and amortization	616	845	2,158	2,636
Interest expense and lender fees	4,094	4,568	12,765	13,143
Total costs and operating expenses	44,749	43,953	126,675	129,473

Income before provision for income taxes
and discontinued operations	17,556	3,818	27,064	8,947
Provision for income taxes	(5,306)	—	(8,189)	(23)
Net income from continuing operations	12,250	3,818	18,875	8,924

Discontinued Operations
Gain on sale of discontinued operations (net of taxes)	613	—	613	—
Income from discontinued operations (net of taxes)	—	214	128	503
Net income from discontinued operations	613	214	741	503

Net income	$12,863	$4,032	$19,616	$9,427

Basic income per share:
Net income from continuing operations	$0.33	$0.10	$0.51	$0.24
Net income from discontinued operations	$0.02	$0.01	$0.02	$0.02
Net income	$0.35	$0.11	$0.53	$0.26

Diluted income per share:
Net income from continuing operations	$0.31	$0.09	$0.48	$0.23
Net income from discontinued operations	$0.02	$0.01	$0.02	$0.01
Net income	$0.33	$0.10	$0.50	$0.24

Weighted average basic shares outstanding:	36,954,948	36,860,238	36,918,265	36,849,411

Weighted average diluted shares outstanding:	39,042,770	38,954,815	38,934,572	38,922,668

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
ASSETS	2005	2004

Cash and cash equivalents	$7,605	$10,935
Restricted cash	4,798	3,428
Notes receivable, net of allowance for uncollectible notes of
$52,658 and $52,506, respectively	163,596	196,466
Accrued interest receivable	2,021	2,207
Investment in special purpose entities	21,967	5,173
Amounts due from affiliates	2,145	288
Inventories	114,815	109,303
Land, equipment, buildings, and utilities, net	10,664	24,375
Land held for sale	495	2,991
Prepaid and other assets	15,215	14,340

TOTAL ASSETS	$343,321	$369,506

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$8,535	$7,980
Accrued interest payable	1,428	1,302
Amounts due to affiliates	692	929
Unearned revenues	5,376	4,634
Income taxes payable	6,638	-
Notes payable and capital lease obligations	165,509	218,310
Senior subordinated notes	34,029	34,883

Total Liabilities	222,207	268,038

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized,
37,249,006 shares issued, 36,954,948 shares outstanding at September 30,
2005, and 36,860,238 shares outstanding at December 31, 2004	372	372
Additional paid-in capital	115,522	116,614
Retained earnings (deficit)	8,702	(10,914)
Treasury stock, at cost, 294,058 shares at September 30, 2005 and 388,768
shares at December 31, 2004	(3,482)	(4,604)

Total Shareholders' Equity	121,114	101,468

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$343,321	$369,506